Exhibit 10.36

SI-BONE, Inc.

2019 Non-Employee Directors’ Compensation Policy
Approved by the Board of Directors
June 13, 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of SI-BONE, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Directors’ Compensation Policy (the “Director Compensation Policy”) for his or her Board service. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.	Annual Board Service Retainer:
a.    Eligible Directors: $40,000

2.    Annual Committee Member / Chair Service Retainer:
a.    Member / Chairperson of the Audit Committee: $9,000 / $20,000
b.    Member / Chairperson of the Compensation Committee: $6,000 / $15,000
c.    Member / Chairperson of the N&CG Committee: $5,000 / $10,000

3.	Annual Lead Independent Director Service Retainer:
a.    Lead Independent Director: $27,500

Equity Compensation

The equity compensation set forth below will be granted under the SI-BONE, Inc. 2018 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.    Initial Option Grant: Upon first election to the Board, each Eligible Director will be granted, upon approval by the Board or Compensation Committee of the Board, a stock option to purchase 26,236 shares of Common Stock (the “Initial Option Grant”). The Initial Option Grant will vest monthly over three years, such that the Initial Option Grant will be fully vested on the third anniversary of the Eligible Director’s first election to the Board, subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Initial Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

2.    Additional Option Grants: The Compensation Committee may review and approve additional equity grants to Eligible Directors on the date of each subsequent annual meeting. Each Eligible Director shall receive an annual option grant of 15,741 shares of Common Stock which will vest monthly over one year from the grant date (the “Annual Option Grant”), such that the Annual Option Grant will be fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Annual Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

Philosophy
The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis. The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of the Company, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.
Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.